TECHNE CORPORATION RELEASES UNAUDITED FOURTH QUARTER
          RESULTS FOR FISCAL YEAR 2009

Minneapolis/August 4, 2009/-- Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended June 30, 2009 decreased 6.9% to $25.4 million or $.68 per diluted share compared with $27.3 million or $.70 per diluted share for the quarter ended June 30, 2008. For the fiscal year ended June 30, 2009, Techne's consolidated net earnings increased 1.6% to $105.2 million or $2.78 per diluted share compared with $103.6 million or $2.64 per diluted share for the fiscal year ended June 30, 2008. Net earnings as a percentage of net sales were 39.9% for the fiscal year ended June 30, 2009 as compared to 40.2% in fiscal 2008.

Foreign currency fluctuations and general economic conditions continued to have a negative impact on consolidated net sales and earnings in the quarter ended June 30, 2009. The change in exchange rates used to convert foreign currencies (primarily British pound sterling and euros) to U.S. dollars reduced net earnings by $1.1 million ($.03 per diluted share) for the quarter and $4.5 million ($.12 per diluted share) for fiscal year 2009, as compared to the same periods in fiscal 2008.

Consolidated net sales for the quarter and fiscal year ended June 30, 2009 were $64.9 million and $264.0 million, respectively. This was a 4.2% decrease and a 2.5% increase from the quarter and fiscal year ended June 30, 2008, respectively. Consolidated net sales were negatively affected by the strength of the U.S. dollar as compared to foreign currencies. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales decreased 0.9% for the quarter ended June 30, 2009 and increased 5.9% for the fiscal year ended June 30, 2009, from the comparable prior year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $42.3 million for the quarter ended June 30, 2009, a decrease of 0.6% from the quarter ended June 30, 2008. Biotechnology sales were $173.9 million for the fiscal year ended June 30, 2009, an increase of 5.0% over the same period last year. North American biotechnology sales to industrial pharmaceutical and biotechnology customers declined approximately 2% during the fourth quarter of fiscal 2009. The Company attributes the lower fourth quarter sales growth rate to continued customer caution in a time of economic uncertainty.

R&D Europe's net sales for the quarter and fiscal year ended June 30, 2009 were $18.0 million and $72.5 million, decreases of 14.3% and 4.2%, respectively, from the same prior-year periods. R&D Europe's net sales decreased 3.6% for the quarter ended June 30, 2009 and increased 7.2% for the fiscal year ended June 30, 2009 when measured
at currency rates in effect in the comparable prior periods.   R&D
Europe's net sales for the quarter ended June 30, 2009 were affected by the timing of the Easter holiday in Europe, which occurred in the third quarter of fiscal 2008.

Hematology net sales for the quarter and fiscal year ended June 30, 2009 were $4.6 million and $17.5 million, increases of 8.9% and 9.2%, respectively, compared to the quarter and fiscal year ended June 30, 2008.

Consolidated gross margins were 77.4% and 79.0% for the quarter and fiscal year ended June 30, 2009, respectively, compared to 79.5% for both the quarter and fiscal year ended June 30, 2008, respectively. The decreases in gross margins in the quarter and fiscal year ended June 30, 2009 were primarily caused by lower gross margins in Europe resulting from comparatively unfavorable exchange rates. Consolidated gross margins for the quarter ended June 30, 2009 also decreased from the quarter ended March 31, 2009 as a result of a change in sales mix from higher margin Biotechnology Division sales to lower margin Hematology Division and R&D Europe sales.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2009 decreased $1.4 million (15.9%) and $3.6 million (9.7%), respectively from the quarter and fiscal year ended June 30, 2008. The decrease in selling, general and administrative expenses from the comparable prior-year periods were the result of the following (in thousands):

                                          Quarter  Fiscal Year
                                          -------  -----------
Reduction in profit sharing expense       $(1,816)   $(3,759)
Change in exchange rates to convert
 foreign expenses to U.S. dollars            (486)    (2,024)
Legal expenses                                587        786
Stock option expense                          111       (249)
Other, including annual wage, salary
 and benefits increases                       178      1,695
                                          -------    -------
                                          $(1,426)   $(3,551)
                                          =======    =======

Research and development expenses increased $187,000 (3.2%) and $1.2 million (5.2%), respectively, for the quarter and fiscal year ended June 30, 2009 from the comparable prior-year periods.

Interest income decreased $1.7 million and $4.6 million for the quarter and fiscal year ended June 30, 2009, respectively, from the comparable prior-year periods, primarily as a result of lower rates of return on cash and available-for-sale investments and, to a lesser extent, to lower cash and available-for-sale investment balances.

The effective tax rates for the quarter and fiscal year ended June 30, 2009 were 32.2% and 32.3%, respectively, as compared to effective tax rates of 32.7% for both of the same prior-year periods.

In November 2007, the Company's Board of Directors authorized the repurchase and retirement of up to $150 million of the Company's common stock. In April 2009, an additional $60 million was authorized for repurchase and retirement of common stock. The Company repurchased approximately 33,000 shares of its common stock during the fourth quarter of fiscal 2009 for approximately $1.8 million. Approximately $67.5 million remains available for the repurchase of shares under these authorizations.


Forward Looking Statements:

This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
         (612) 379-8854



                            TECHNE CORPORATION
                 CONSOLIDATED STATEMENTS OF EARNINGS
                (In thousands, except per share data)
                              (Unaudited)

                                  QUARTER ENDED   FISCAL YEAR ENDED
                                ----------------  ------------------
                                6/30/09  6/30/08   6/30/09   6/30/08
                                -------  -------  --------  --------
Net sales                       $64,890  $67,769  $263,956  $257,420
Cost of sales                    14,656   13,888    55,488    52,889
                                -------  -------  --------  --------
Gross margin                     50,234   53,881   208,468   204,531
  Operating expenses:
   Selling, general and
    administrative                7,560    8,986    33,164    36,715
   Research and development       5,999    5,812    23,564    22,394
   Amortization of
    intangible assets               240      282       960     1,135
                                -------  -------  --------  --------
      Total operating expenses   13,799   15,080    57,688    60,244
                                -------  -------  --------  --------
Operating income                 36,435   38,801   150,780   144,287

Other income (expense):
  Interest income                 1,038    2,783     7,634    12,188
  Other non-operating
   expense, net                     (49)  (1,079)   (3,051)   (2,644)
                                -------  -------  --------  --------
       Total other income           989    1,704     4,583     9,544
                                -------  -------  --------  --------
Earnings before income taxes     37,424   40,505   155,363   153,831
Income taxes                     12,038   13,248    50,121    50,273
                                -------  -------  --------  --------
Net earnings                    $25,386  $27,257  $105,242  $103,558
                                =======  =======  ========  ========
Earnings per share:
 Basic                          $  0.68  $  0.70  $   2.78  $   2.65
 Diluted                        $  0.68  $  0.70  $   2.78  $   2.64
Weighted average common
 shares outstanding:
 Basic                           37,248   38,665    37,802    39,139
 Diluted                         37,332   38,788    37,900    39,247


                           TECHNE CORPORATION
                       CONSOLIDATED BALANCE SHEETS
                              (In thousands)
                                (Unaudited)
                                                    6/30/09   6/30/08
                                                   --------  --------
ASSETS
Cash and equivalents                               $160,940  $166,992
Short-term available-for-sale investments            41,947    39,353
Trade accounts receivable                            29,516    31,747
Other receivables                                     1,637     1,585
Inventory                                            11,269     9,515
Other current assets                                 10,158     9,241
                                                   --------  --------
  Current assets                                    255,467   258,433
                                                   --------  --------

Available-for-sale investments                       61,863    87,384
Property and equipment, net                         100,133   101,722
Goodwill and intangible assets, net                  28,072    29,032
Other non-current assets                             26,470    30,798
                                                   --------  --------
  Total assets                                     $472,005  $507,369
                                                   ========  ========
LIABILITIES
Current liabilities                                $ 15,523  $ 20,239
Stockholders' equity                                456,482    487,13
                                                   --------  --------
  Total liabilities and equity                     $472,005  $507,369
                                                   ========  ========